Hi-Tech Pharmacal Reports a 31% Sales Increase for the Quarter Ended July 31,
2004

AMITYVILLE, N.Y. - September 8, 2004 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the quarter ended July 31, 2004.

Net sales for the three months ended July 31, 2004 were $12,140,000, an increase of $2,876,000 or 31% as compared to the net sales for the three months ended July 31, 2003 of $9,264,000.

Net sales for generic pharmaceutical products, for the three months ended July 31, 2004 were $10,690,000, an increase of $2,286,000, or 27%, compared to the fiscal 2004 respective period sales of $8,404,000. The increase was primarily due to strong sales of Urea 40% Cream and Lotion, the introduction of Ofloxacin Ophthalmic Solution in May and the recent acquisition of Naprelan(R) in June.

Net sales for the Health Care Products division, which markets the Company's branded products, were $1,450,000, an increase of $590,000 or 69%, compared to $860,000 reported for the same period last year. The increase was primarily caused by increased sales of DiabetiDerm(R) products. Additionally, in the prior period, sales in the Health Care Products division were adversely affected by higher than usual product returns.

Cost of sales increased to $5,925,000, 49% of net sales, for the three months ended July 31, 2004 from $4,516,000, 49% of net sales, for the three months ended July 31, 2003.

Research and product development costs for the three months ended July 31, 2004 increased to $1,088,000, or 9% of net sales compared to $563,000 or 6% of net sales for the same period ended July 31, 2003 primarily due to expenditures on development of a steroidal nasal spray. Management expects research and development costs to run approximately 7% to 9% of expected net sales this fiscal year as the Company continues to emphasize spending on the development of new products.

Selling, general and administrative expense increased to $3,827,000, 32% of net sales, from $2,946,000, 32% of net sales, for the three months ended July 31, 2004 and 2003. This was primarily the result of increased commission expenses associated with the introduction of new products, ongoing expenses related to the Tussi 12 D S litigation, initial spending on Sarbanes-Oxley Section 404 compliance, amortization of intangibles related to the Naprelan(R) license agreement and one time expenses incurred in connection with a potential acquisition that management decided not to pursue.

Net income for the three months ended July 31, 2004 and 2003 was $869,000 and $953,000, respectively, a decrease of $84,000, or 9%. Fully diluted earnings per share decreased to $.10 per share for the three months ended July 31, 2004 from $.11 for the three months ended July 31, 2003. The decrease is due to lower net income for the current period and an increase in the number of shares outstanding primarily resulting from the private placement of the Company's common stock conducted in July 2003.

David Seltzer, President and CEO, commented on the quarter: "We are pleased with our financial results for the first quarter. Our generic business, led by our Urea 40% line, remains strong. In addition our sales were positively impacted by the successful introduction of our Ofloxacin Opthalmic Solution, as well as sales of recently acquired Naprelan(R). We are also pleased with the results of our Health Care Products division which showed a dramatic increase in sales driven by the company's DiabetiDerm(R) line.

"While our net income was slightly lower for the quarter, it was primarily the result of increased Research and Development spending. We believe that we are taking the correct steps by staying fully committed to enhancing our pipeline of products in development, as we undertake more challenging projects. Our growing portfolio of liquid generic products will drive our company's growth in the future."

Hi-Tech currently has seven products awaiting approval at the FDA. These products target brand sales of over $300 million. In addition to these products awaiting approval at the FDA, Hi-Tech has twenty products in active development targeting brand sales of over $2.0 billion, including sterile ophthalmic products, oral solutions and suspensions and nasal sprays.

The Company's management reiterates its belief that net sales will grow between 15% and 20% for Fiscal Year 2005. The Company's ability to meet the forecast depends on such factors as the timing of new product launches, competition, legal proceedings and other market conditions.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing branded and generic prescription and OTC products for the general healthcare industry. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company's Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

                                                          Three Months Ended
                                                          ------------------
                                                       7/31/2004      7/31/2003
                                                       ---------      ---------
Net sales                                            $12,140,000    $ 9,264,000
Cost of goods sold                                     5,925,000      4,516,000
                                                       ---------      ---------

Gross profit                                           6,215,000      4,748,000

Selling, general and administrative expenses           3,827,000      2,946,000
Research and product development costs                 1,088,000        563,000
Contract research (income)                                   -         (250,000)
Interest expense                                           7,000          7,000
Interest (income) and other                              (93,000)       (38,000)
                                                        --------       --------
Total                                                  4,829,000      3,228,000
                                                       ---------      ---------

Income before income taxes                             1,386,000      1,520,000
Provision for income taxes                               517,000        567,000
                                                       ---------      ---------

Net income                                             $ 869,000      $ 953,000
                                                       =========      =========

Basic net earnings per common share                       $ 0.11         $ 0.13
                                                          ======         ======

Diluted net earnings per common share                     $ 0.10         $ 0.11
                                                          ======         ======

Weighted average common shares
outstanding- basic                                     8,082,000      7,298,000

Effect of potential common shares                        899,000      1,110,000
                                                         -------      ---------

Weighted average common shares                         8,981,000      8,408,000
outstanding - diluted                                  =========      =========





Contact Information:  Hi-Tech Pharmacal Co., Inc.
William Peters, CFO
(631) 789-8228